Exhibit 99.3

SECOND QUARTER FISCAL 2025

INVESTOR QUESTIONS & ANSWERS

March 5, 2025

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Fiscal Second Quarter 2025 Highlights

($ in thousands, except for per share data)	Three Months Ended January 31,				Six Months Ended January 31,
	2025	2024	Change		2025	2024	Change
Net Sales	$2,018,107	$2,207,369	(8.6)%		$4,160,891	$4,708,128	(11.6)%
Gross Profit	$245,197	$270,847	(9.5)%		$526,639	$628,779	(16.2)%
Gross Profit Margin %	12.1%	12.3%	(20	) bps	12.7%	13.4%	(70	) bps
Net Income (Loss) Attributable to THOR	$(551)	$7,217	(107.6)%		$(2,383)	$60,782	(103.9)%
Diluted Earnings (Loss) Per Share	$(0.01)	$0.13	(107.7)%		$(0.04)	$1.13	(103.5)%
Cash Flows from Operations	$30,842	$(103,868)	129.7%		$61,582	$(44,200)	239.3%

EBITDA(1)	$76,344	$103,242			$158,077	$263,299
Adjusted EBITDA(1)	$87,015	$108,686			$194,797	$275,604

(1) See reconciliation of non-GAAP measures to most directly comparable GAAP financial measures included in this release

Revised Full-Year Fiscal 2025 Guidance

•	Consolidated net sales in the range of $9.0 billion to $9.5 billion

•	Consolidated gross profit margin in the range of 13.8% to 14.5%

•	Diluted earnings per share in the range of $3.30 to $4.00

Quick Reference to Contents

Q&A

MARKET UPDATE & OUTLOOK

1.	What is your assessment of the current sentiment of your North American independent dealers and your outlook for the remainder of fiscal 2025?

a.	Beginning at our Open House event in September 2024 and continuing through the recent trade shows and events that have taken place in early calendar year 2025, we saw consistent signs and positive indications of a return of higher independent dealer optimism and a strengthening of consumer confidence. Despite the positive indicators seen at trade shows and other events, we have continued to closely monitor consumer confidence as it has begun to adjust downward in the early part of calendar year 2025. The relative adjustment in consumer confidence on a go-forward basis is viewed by THOR as a significant indicator of the relative strength of the RV market.

Should consumer confidence begin to trend more favorably, the outlook for the second half of our fiscal year 2025 could be stronger than we currently anticipate. For now, THOR intends to take a cautious approach regarding the timing of the rebound of consumer sentiment that will eventually return the industry back to baseline. In the interim, we expect product mix will continue to favor lower cost and lower margin units as our independent dealers work through the current macroeconomic challenges that have resulted in higher costs and higher interest rates while holding back consumer confidence. Throughout this extended downturn in our market, we have not wavered from our strategy of prudence and, as a result, THOR is poised to outperform the market when retail demand inevitably improves.

In March 2025, the Recreational Vehicle Industry Association (“RVIA”) revised their wholesale unit shipments forecast for calendar year 2025, calling for a range of North American wholesale shipments of approximately 333,400 to 366,800 units with a median point of 350,100 units. This revised estimate for calendar year 2025 shipments represents a moderate increase from the actual calendar year 2024 wholesale shipment total of 333,733 units. THOR’s outlook aligns with the lower end of the RVIA forecast but recognizes the potential upside.

2.	What is your view on the current status of North American retail demand?

a.	As we discussed when we reported our full year fiscal 2024 results, the first two quarters of fiscal year 2025 were forecasted to be challenging. We believe that the retail market will be moderately stronger on a year-over-year basis through the spring selling season. Despite moving beyond a contentious election cycle and benefiting from slightly lower interest rates, we are aware of the recent drop in consumer confidence reported in February 2025. We believe that the trajectory of the consumer confidence indicator from this point through the end of our fiscal year will be directly correlated with the strength of retail demand.

3.	Can you provide an update on your outlook on the European retail environment for the remainder of fiscal 2025?

a.	Our outlook in Europe remains positive, supported by healthy indicators within retail registrations, backlog, and consumer sentiment. Market demand in Europe continues to follow a similar trend as seen in North America, as we are seeing downward pressure on overall volume due to the current macroeconomic environment as well as a shift in consumer preferences that is leading premium and entry-level brands to perform relatively well while sales volumes for our mainstream brands are suppressed.

Despite the macroeconomic challenges and difficulties within the mainstream brands, we remain positive in our outlook due to underlying retail data. According to the European Caravan Federation (“ECF”), total retail registrations in Europe for the calendar year ended December 31, 2024 increased 5.2% in comparison with the prior-year period. This positive trend was driven by a 9.5% increase in registrations of motorcaravans and campervans, partially offset by a decrease in registrations of caravans of 4.7% during the period. Retail sales of product produced by our European segment realized growth of 20.1% during calendar year 2024 compared to calendar year 2023.

In addition to the positive trends within retail data, we believe that the recent European Central Bank (“ECB”) interest rate cuts will improve sales channel throughput as carrying costs are reduced for independent dealers and the overall costs are moderated for retail customers. While these cuts may slow in the coming year, we feel well positioned to continue growing our market share with a favorable product mix. In calendar year 2024, we achieved a motorcaravan and campervan market share of 24.9%, a sizeable improvement upon our 20.9% market share for calendar year 2023 driven by the strength of our brands and improved access to chassis.

We continue to see positive consumer sentiment indicators through our participation in European trade fairs. Similar to the results of the 2024 Caravan Salon trade fair in Düsseldorf, Germany (“CSD”), our European brands reported a successful show in January at the 2025 Caravan, Motor, and Tourism trade fair in Stuttgart, Germany (“CMT”). Our brands indicate increased sales achievement at the show over the prior year, and show attendance was reported to be higher than the prior year as well. These indicators all support our confidence in the underlying consumer demand and enthusiasm for our products in the European market.

4.	Does affordability remain a key focus for retail customers? If so, how are you addressing any affordability concerns that may be slowing the retail market recovery?

a.	Yes. Consumers in both North America and Europe continue to be focused on affordability, and it is a key matter that we are working hard to address. For some time, we have been focused on managing our bills of materials as aggressively as we can to help drive down average sales prices (“ASPs”) so as to better position our products for current consumer demands. Higher material and production costs have impacted RV pricing, but we are actively working to manage expenses, optimize our supply chain and provide the best value to our customers. Tariffs, addressed below, are likely to have a modest impact on ASPs as we look ahead.

Through the extended downturn, we have made strides in addressing affordability concerns in a number of ways, including an increased product mix of lower-cost travel trailers in North America. The adaptation of our product mix to meet consumer demand and the efforts to manage our bills of materials have significantly contributed to the 11.1% reduction in ASPs within our North American Towable segment we have seen through the first six months of fiscal 2025 compared to the prior-year period, while having just a 2.4% increase in ASPs within our North American Motorized segment during the same comparative periods. Our strategic actions to deepen independent dealer relationships have also given us the opportunity to work closely with our dealer partners to produce the optimal product mix and reach the desired price points to meet customers’ needs.

Although we cannot control the external forces impacting affordability, we remain focused on continuously adapting to market conditions while providing support to our independent dealers and delivering high-quality, innovative RVs that meet the needs of our customers.

OPERATIONS UPDATE

1.	Did the development of independent dealer inventories during your second fiscal quarter meet your expectations? Do their levels compared to your fiscal first quarter align with your anticipated cadence of wholesale shipments for the second half of THOR’s fiscal 2025?

a.	North American independent dealer inventories of THOR products increased to approximately 86,200 units as of January 31, 2025 from approximately 75,000 units at the end of our first quarter ended October 31, 2024. However, on a year-over-year basis, our dealer inventories are moderately below the 87,800 units inventoried by our dealers as of January 31, 2024. The increase from our fiscal first quarter is in line with, if not a bit below, historical trends of dealer inventory growth entering the spring selling season, with towables being the largest contributor to the increase. Our operating companies continue to appropriately align production with retail pull-through while independent dealers manage their inventory levels in light of the current retail sales levels and associated carrying costs of their inventory. We believe that the current level of North American independent dealer inventory, while materially below historic norms, is appropriate and positions THOR to outperform the market when the inevitable market recovery occurs.

European independent dealer inventories have steadied after the restocking activities of fiscal 2023 and part of fiscal 2024. At the end of the fiscal 2025 second quarter, our European dealer inventories increased minimally from their fiscal 2025 first quarter levels as we continue to align production and wholesale sales with retail sales. Our European segment’s calendar year 2024 retail sales increased 20.1% compared to calendar year 2023 retail sales. Despite the continued growth in consumer demand, dealer inventories have remained relatively steady and have met our expectations surrounding our production alignment strategy. As of January 31, 2025, European dealer inventory levels of THOR products approximated 25,700 units, slightly below the 26,200 units at the end of fiscal 2024 and slightly above the 24,800 units from the prior year, January 31, 2024. We believe that current European dealer inventory levels as of January 31, 2025 for our motorized products are in line with current market conditions, while towable inventory is slightly elevated. Overall, our European dealer inventory levels are situated at an appropriate level relative to the anticipated cadence of wholesale shipments in our fiscal second half.

THOR intends to remain consistent with our approach throughout the current down cycle, with our operating companies using a disciplined and conservative approach to align production with retail pull-through. Additionally, we will continue to work closely with our independent dealer partners to monitor retail demand and appropriate product mix. We believe independent dealer inventory is at an adequate level to allow us to respond quickly to shifts in market demand and deliver on our fiscal 2025 second half goals.

2.	What are the key factors affecting current backlog levels?

a.

($ in thousands)	As of January 31,
	2025	2024	Change
Recreational vehicles
North American Towable	$1,073,758	$836,202	28.4%
North American Motorized	1,124,735	1,072,687	4.9%
Total North America	2,198,493	1,908,889	15.2%
European	1,644,015	2,746,307	(40.1)%
Total	$3,842,508	$4,655,196	(17.5)%

Our North American Towable segment backlog as of January 31, 2025 increased by 28.4% compared to January 31, 2024, which was in line with expectations of improved retail demand in the upcoming second half of our fiscal year and spurred on by the strong year-over-year net sales increase of 13.3% in our fiscal second quarter compared to the prior-year period. Our North American Motorized segment backlog increased 4.9% on a year-over-year basis as we enter the historically stronger second half of our fiscal year despite softness in retail demand for motorized products. Our independent dealers continue to manage their stocking levels and ordering cadence of motorized products to align with retail demand.

In Europe, our backlog decreased 40.1% compared to the prior year. This decrease is mainly due to an elevated level of orders in prior periods caused by the impact of a chassis shortage on our production. European backlog as of January 31, 2024 was thus elevated due to the corresponding need to restock the independent dealer inventories of our products that had dwindled as a consequence of the lacking chassis supply. Overall, we view the level of our current European backlog as appropriate given the current macroeconomic conditions and sufficient to allow for a strong fiscal 2025 second half performance by our European segment.

STRATEGIC UPDATE

1.	How is THOR positioning itself to manage the current tariff environment? What impact do you anticipate the tariffs will have on THOR’s operational and financial performance?

a.	We are closely monitoring the new tariff policies and assessing their potential impact on our supply chain. While some components in our RVs are sourced from the affected countries, a high percentage of raw materials and distributed products are sourced domestically. Likewise, while a certain amount of motorized chassis utilized in our North American production are imported from abroad, the majority of our models use domestically produced chassis.

Similar to many of our key suppliers, THOR is well situated for this environment after previously experiencing the impact of tariff policies subsequent to the 2016 election as well as the supply chain disruptions caused by the COVID-19 pandemic. As a result of these events, our owned supply companies have positioned their supply chains optimally to avoid material impact from an aggressive tariff policy by expanding their sourcing options and increasing their domestic choices. Further, the domestically made products of our owned supply companies will help mitigate potential cost increases.

We do anticipate experiencing some cost increases for the limited number of components and distributed products that are imported from abroad, as well as on certain chassis that are imported. Additionally, we expect some suppliers to reactivate pass-through mechanisms that were introduced during previous tariff environments. However, given the fluidity of the tariff policies, we will refrain from quantifying the potential impact to margins and earnings at this time. If fully implemented, we believe that it is likely that the tariff policies will result in manageable impacts on ASPs. The mitigation strategies we already have in place will serve to limit those impacts and allow us to remain committed to delivering high quality RVs at desirable price points while adapting to these economic changes.

2.	What steps are you taking to position the company to outperform the market upon its return to baseline?

a.	Across our portfolio of companies in both North America and Europe, we have engaged in brand and operational optimization. Our focus is on delivering high quality products that resonate with consumers, while remaining mindful of the challenges that they face due to the prolonged macroeconomic headwinds. Through this process, we are focused on production of brands that are performing well in the current market conditions and have pulled back from brands that have experienced more difficulties. As we look ahead, particularly in North America, we see further opportunities to strategically align our company with prevailing market conditions that consider current and future factors impacting the industry such as dealer consolidation.

These steps have and will continue to assist us in building an improved margin profile. While our margins have been pressured during this extended downturn in our market, execution of these key strategies have kept them above what we would have historically realized and position THOR to outperform when the economic headwinds abate and the market returns.

3.	Can you provide an update on the anticipated impact on North American Motorized sales as a result of the California Advanced Clean Trucks (“ACT”) regulation? What is THOR’s strategy to leverage its strengths to mitigate potential negative impacts, as well as to take advantage of possible opportunities?

a.	The California ACT regulation implemented Zero-Emission Vehicle (“ZEV”) sales requirements on medium and heavy-duty vehicle manufacturers beginning on January 1, 2025. Certain additional states have already or are planning to adopt ACT in calendar year 2025, with more to follow in calendar years 2026 and 2027. The intention of the regulation put forth by the California Air Resource Board (“CARB”) is to promote the development and sale of ZEVs and Near-Zero Emission Vehicles (“NZEV”). The sale of ZEVs and NZEVs generates credits that may be used, bought or sold to offset the sale of traditional chassis powered by internal combustion engines.

While the ACT regulation covers a wide range of medium and heavy-duty chassis that we utilize in our business, based on conversations with our chassis suppliers, we do not currently anticipate any impact to our Class A gas, Class C gas, or Class B product lines in fiscal year 2025 as a result of ACT regulations. While we continue to explore solutions with our Class A and Class C diesel chassis suppliers, there is some potential that our sale of Class A and Class C diesel motorhomes into California and other adopting states will be limited in fiscal year 2025. In fiscal year 2024, Class A and Class C diesel products impacted by ACT represented approximately 1% of our overall North American unit sales, of which only a portion related to California and the additional states planning to adopt ACT in calendar year 2025.

THOR has been preparing for and responding to the ACT regulation and other regulatory changes in multiple ways. First, our strategic planning to develop and produce a plug-in hybrid Class A motorhome on a Harbinger chassis will be instrumental in our ability to adapt to the new regulation in California and any other states that eventually adopt the ACT regulation. This hybrid Class A, which will qualify as an NZEV, gives us a product offering that we can sell in the adopting states without needing to procure offsetting credits. Additionally, our relationship with Harbinger gives us access to purchase additional ACT credits that Harbinger generates, which could potentially be transferred to other chassis manufacturers, including any impacted Class A and Class C diesel chassis manufacturers. This will help support impacted chassis manufacturers to continue to produce traditional internal combustion engine chassis for THOR to build upon and sell into California and the other adopting states. We are also working directly with our traditional chassis supply chain in developing technologies and systems that enable us all to continue to operate, without interruption, within the framework of the ACT regulation.

Given our efforts to strategically position ourselves, we continue to expect minimal impact on our consolidated sales as a consequence of the enactment of the ACT regulation.

4.	How do you foresee the M&A environment developing given the current macroeconomic conditions?

a.	Given the duration of the challenging market conditions in North America and Europe, we foresee the potential for growth opportunities in both markets to arise in the traditional RV OEM space, particularly in Europe, and on the supply side. Despite the market challenges, THOR has strengthened its overall financial position over the past two years and, through the disciplined implementation of our strategic operating plan, we have successfully generated strong cash flows. We also strategically extended our primary debt facilities at favorable terms in the fall of 2023, thereby solidifying our liquidity profile. As such, THOR is well-positioned to execute on our M&A strategy, a pillar of our historical track record of success, and to seize upon growth opportunities as they become available.

FINANCIAL UPDATE

1.	The gross profit margin percentage for your North American Towable segment increased to 11.1% for the second quarter of fiscal year 2025 compared to 7.4% in the second quarter of fiscal year 2024. What are the main drivers of this improved margin performance? Do you expect this improvement to continue in the second half of your fiscal 2025?

a.	The 370 basis point improvement in our North American Towable gross profit margin performance in the second quarter of fiscal 2025 was primarily the result of an increase in net sales of 13.3%, mainly driven by a notable increase in the demand for our lower-cost travel trailer units over the prior-year quarter, along with the combined net favorable impact of lower sales discounting and the implementation of management-driven cost savings initiatives.

Over the course of the past several fiscal quarters, while market conditions have remained dynamic and challenging, our teams have been in constant communication with our vendor and independent dealer partners and have been working tirelessly to proactively manage our production to align with retail demand to ensure optimal inventory levels in the field and channel pull-through. As a result, we have been able to ensure that our independent dealers have the units they need, when they need them so as to avoid excess discounting activity stemming from an undesirable build-up or aging of the product on their lots.

Additionally, our teams have maintained their focus on improving operational efficiency, reducing overhead costs and continuously improving quality to drive down warranty costs, which, in combination, further contributed to the improvement of our North American Towable gross profit margin for the quarter.

The continued effective implementation of our strategic approach to both the management of production and improvement of processes is a testament to the experience and strength of the management teams we have in place at our operating companies. This strategic approach, along with the strength of our management teams, positions our North American Towable segment to continue its strong margin performance, especially if the expectation is realized that the retail market will trend more favorably as we progress through the remainder of our fiscal 2025.

There is, however, a heightened level of economic uncertainty that will play a significant role in shaping the performance of both our North American Towable segment and overall consolidated results for the remainder of our fiscal year. In particular, we are intent on monitoring consumer confidence, recognizing that it is a leading indicator for our industry. After having trended positively over the final months of calendar 2024, the significant drop we have seen in consumer confidence since the beginning of calendar 2025 has certainly been a setback for our industry. Additionally, we must now take into consideration any repercussions that may arise from the new U.S. tariff policy and how those could impact consumer confidence. Whether our performance over the remainder of our fiscal year will exceed our current expectations will largely depend on the size and direction of any shifts in consumer confidence from now until the end of the summer months. In the interim, our focus will remain on controlling what we can control and best positioning the company to excel upon the market’s return to baseline.

2.	The North American Motorized segment saw year-over-year decreases in both net sales and gross margin percentage during the second quarter of fiscal year 2025. What contributed to these decreases?

a.	Our North American Motorized segment continues to be unfavorably impacted by prolonged macroeconomic headwinds, resulting in a year-over-year decrease of 21.8% in net sales for the second quarter of fiscal 2025. This overall decrease of 21.8% includes a 20.5% decrease in unit shipments as retail demand continues to lag and, as a result, dealers have remained conservative in their ordering patterns and management of their stocking levels. The remaining 1.3% decrease in net sales can be attributed to a decline in the overall net price per unit due to a shift in product mix towards our more moderately-priced Class A units. We expect sales volumes to recover moderately in the second half of our fiscal year 2025 as dealers adjust their desired stocking levels to meet customer demands during the spring selling season. While independent dealer inventory of THOR North American Motorized products has decreased 22.2% since January 31, 2024, we did see a slight increase of 1.1% in Motorized dealer inventories during the second quarter of fiscal 2025 compared to our first fiscal quarter after experiencing declining levels in the preceding quarters, affirming our belief of a stronger second half of our fiscal year for our North American Motorized segment.

Our North American Motorized gross profit margin in our second quarter of fiscal 2025 decreased to 7.8% from the 10.6% realized in the second quarter of fiscal 2024 due to the decrease in net sales and an increase in our costs of products sold as a percentage of net sales. Despite the reduced sales volumes, our management teams successfully controlled overhead costs as they increased a modest amount in the quarter as a percentage of net sales compared to the prior year period. While our costs of products sold decreased on a dollar-for-dollar basis along with net sales, we saw an increase as a percentage of sales due to an increase in sales discounting, effectively reducing net selling prices and correspondingly increasing our material costs as a percentage of net sales. Affordability has been an area of focus for both our independent dealers and retail customers and has been a factor in suppressing sales volumes. While we are actively managing ASPs for our motorized products, external forces (such as financing costs) remain a hindrance in reducing the price pressures on our independent dealers and retail customers. Because of this, we extended our promotional activity with our independent dealers during the quarter in an attempt to spur retail pull-through, which added pressure to our margins in the near term.

As we enter the spring selling season and continue to optimize our product mix and price points, we anticipate that retail activity will pick up and our North American Motorized segment net sales and gross profit margin will move toward more normalized levels. The development of consumer confidence for the North American consumer will ultimately have a significant impact on the performance of our Motorized segment for the remainder of our fiscal year.

3.	THOR’s European segment performance for the second quarter of fiscal 2025 declined compared to the prior-year period. What factors are influencing the segment’s performance, and are the segment’s results for the first half of fiscal 2025 in line with your expectations?

a.	As with the first quarter, the results of our European segment for the second quarter of fiscal 2025 were consistent with both our expectations and historical norms for the period. While the second quarter typically includes improved performance compared to the first quarter, it is still impacted by holiday plant shutdowns (albeit to a lesser extent) and trade show costs related to CMT and other trade shows throughout the continent. These items impacted last year as well, but the performance for the second quarter of fiscal 2024 still included a level of independent dealer inventory restocking, leading to historically stronger net sales and gross margin levels.

Our European segment continues to be impacted by similar market trends as seen in North America. Consumer preferences remain focused on premium and entry-level products, while mainstream products have seen lower demand. This has caused increased promotional activities in both the first and second quarters of fiscal 2025 to aid in the rightsizing of independent dealer inventories for mainstream products compared to the first half of fiscal 2024. These promotional activities are increasingly concentrated within certain product lines and models, and thus discounting as a percentage of sales held relatively steady in our fiscal 2025 second quarter compared to our fiscal 2025 first quarter. The stabilizing promotional activity has allowed for ASPs to remain strong. ASPs for the European segment in our second quarter of fiscal 2025 increased 8.5% compared to the prior-year period and have increased 12.8% YTD for fiscal 2025 compared to the YTD period for fiscal 2024.

While the second quarter and first half of fiscal 2025 were below last year’s historically high levels, we remain confident that our European segment is appropriately positioned with an advantageous product mix at our independent dealers and expect the segment to meet our originally planned internal forecast for the second half of fiscal 2025.

4.	SG&A costs for your second fiscal quarter of 2025 declined significantly year-over-year. What are the key drivers of this, and what do you anticipate full year SG&A costs to be?

a.	Consolidated SG&A costs decreased $13.9 million in the second fiscal quarter of 2025 compared to the same period of fiscal 2024. This decrease included a $7.9 million reduction in legal and professional fees, primarily due to the prior-year period including $7.2 million in third-party fees related to the November 2023 debt refinancing. There was also a decrease in deferred compensation expense of $7.1 million due to market value fluctuations between the two periods, which was primarily offset by the increase in other income related to the deferred compensation plan assets. Further, the 8.6% decrease in consolidated net sales and the decrease in consolidated income before income taxes in our second fiscal quarter of 2025 compared to the prior-year period resulted in lower related sales commissions and other incentive compensation. These decreases compared to the prior-year quarter were partially offset by favorable adjustments to certain contingent liabilities in the prior-year quarter. Taking into consideration these second quarter amounts, we expect consolidated SG&A costs to be approximately 9.5% for the full 2025 fiscal year. Projecting beyond fiscal 2025, we anticipate that our consolidated SG&A costs will settle at approximately 9%.

5.	THOR revised its full-year fiscal 2025 guidance in its press release. What are the key assumptions to this guidance, and what factors led to your revision?

a.	For fiscal year 2025, we originally forecasted the continuation of a softer retail market and established a cautious approach regarding global economic outlook and the associated impacts on consumer demand and sizeable discretionary purchases. This has developed as expected, although the early part of calendar year 2025 has continued to see cautious consumer behavior. While our outlook for wholesale shipments remains in line with our initial forecast, we have experienced moderately greater pressure on margins to both our North American Motorized and European operations that has applied downward pressure on our consolidated margin. Additionally, we have completed strategic actions with key independent dealer partners to optimize our market positioning as we near the gradual return of a more normalized market.

Throughout fiscal 2025, we will continue to manage the Company to maximize our performance in the current environment as we position products in the market that address the affordability concerns of our independent dealers and retail customers. Recent declines in consumer confidence and evolving tariff policies have created a level of uncertainty within the market that is continuing to develop even as we issue this release. We will respond to future market changes as we always have, with a focus on maximizing performance within the given environment. We also anticipate that the groundwork to the key elements to our path of meaningful earnings growth, which include our strategic actions in deepening the partnerships with our independent dealers that are expected to yield improved market share, and our focus on evolving our organization to align optimally with the continually consolidating marketplace, will begin to add meaningfully to our fiscal 2025 second half results. Based on current expectations surrounding overall market volumes in both North America and Europe, the Company has revised its initial financial guidance for fiscal 2025.

For fiscal 2025, the Company’s updated full-year financial guidance now includes:

•	Consolidated net sales in the range of $9.0 billion to $9.5 billion (narrowing the previous range of $9.0 billion to $9.8 billion)
•	Consolidated gross profit margin in the range of 13.8% to 14.5% (previously in the range of 14.7% to 15.2%)
•	Diluted earnings per share in the range of $3.30 to $4.00 (previously in the range of $4.00 to $5.00)

As we look beyond our fiscal 2025, we still expect to see a stronger retail environment in the latter half of calendar 2025 and the beginning of our fiscal 2026. As a result of management’s continued execution of our proven operating model that has kept production in line with the current retail environment, our operating companies are well positioned to leverage the capacity of THOR so as to realize the financial benefits of the coming return of a more robust retail environment. A normalized retail environment will also allow us to further leverage key elements to our path to meaningful earnings growth, namely improved market share with products and an organizational structure aligned optimally with a consolidating marketplace.

6.	Does your current outlook align with the RVIA’s most recently released forecast for calendar year 2025?

a.	The Company’s North American operating plan for fiscal 2025, which ends on July 31, 2025, is in line with the lower range of the most recent RVIA industry-wide wholesale shipment forecast. We believe that the median point of the RVIA’s wholesale shipment forecast for calendar 2025 is slightly aggressive and see potential for closer to 335,000 units. To be clear, however, if consumer confidence begins to trend favorably, realization of the RVIA’s median forecast is entirely possible. Consistent with our forecast, the RVIA expects year-over-year shipment growth throughout calendar year 2025 as the industry enters its recovery and growth phase.

While we note that the exact timing of accelerating unit shipment growth will ultimately depend on the timing of easing macroeconomic pressures and the resulting improvements in consumer confidence, we are largely in agreement with the RVIA’s most recent calendar year 2025 forecast of between 333,400 and 366,800 units.

Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31,
	2025	2024	Change
North American Towable
Travel Trailers	$518,620	$471,483	10.0%
Fifth Wheels	309,646	259,485	19.3%
Total North American Towable	$828,266	$730,968	13.3%

# OF UNITS:	Three Months Ended January 31,
	2025	2024	Change
North American Towable
Travel Trailers	23,140	17,652	31.1%
Fifth Wheels	4,873	4,306	13.2%
Total North American Towable	28,013	21,958	27.6%

ORDER BACKLOG:	As of January 31,
	2025	2024	Change
North American Towable	$1,073,758	$836,202	28.4%

TOWABLE RV MARKET SHARE SUMMARY: (1)	Calendar Years
	2024	2023
U.S. Market	37.9%	40.4%
Canadian Market	38.8%	41.7%
Combined North American Market	38.0%	40.5%

(1) Source: Statistical Surveys, Inc., Calendar years ended December 31, 2024 and 2023.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31,
	2025	2024	Change
North American Motorized
Class A	$148,009	$178,308	(17.0)%
Class C	204,053	275,632	(26.0)%
Class B	94,236	116,484	(19.1)%
Total North American Motorized	$446,298	$570,424	(21.8)%

# OF UNITS:	Three Months Ended January 31,
	2025	2024	Change
North American Motorized
Class A	847	875	(3.2)%
Class C	1,902	2,539	(25.1)%
Class B	777	1,024	(24.1)%
Total North American Motorized	3,526	4,438	(20.5)%

ORDER BACKLOG:	As of January 31,
	2025	2024	Change
North American Motorized	$1,124,735	$1,072,687	4.9%

MOTORIZED RV MARKET SHARE SUMMARY: (1)	Calendar Years
	2024	2023
U.S. Market	47.0%	48.5%
Canadian Market	50.0%	51.5%
Combined North American Market	47.2%	48.7%

(1) Source: Statistical Surveys, Inc., Calendar years ended December 31, 2024 and 2023.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31,
	2025	2024	Change
European
Motorcaravan	$335,646	$424,813	(21.0)%
Campervan	165,964	244,724	(32.2)%
Caravan	42,180	51,087	(17.4)%
Other	68,675	61,670	11.4%
Total European	$612,465	$782,294	(21.7)%

# OF UNITS:	Three Months Ended January 31,
	2025	2024	Change
European
Motorcaravan	4,471	5,563	(19.6)%
Campervan	3,138	5,382	(41.7)%
Caravan	1,833	2,135	(14.1)%
Total European	9,442	13,080	(27.8)%

ORDER BACKLOG:	As of January 31,
	2025	2024	Change
European	$1,644,015	$2,746,307	(40.1)%

EUROPEAN RV MARKET SHARE SUMMARY: (1)	Calendar Years
	2024	2023
Motorcaravan and Campervan (2)	24.9%	20.9%
Caravan	18.0%	18.2%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar years ended December 31, 2024 and 2023. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Non-GAAP Reconciliation

The following table reconciles net income (loss) to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliation

($ in thousands)

	Three Months Ended January 31,		Six Months Ended January 31,
	2025	2024	2025	2024
Net income (loss)	$(3,089)	$5,326	$(3,962)	$60,359
Add back:
Interest expense, net	11,950	28,229	27,178	48,426
Income tax provision	1,489	1,568	1,206	19,117
Depreciation and amortization of intangible assets	65,994	68,119	133,655	135,397
EBITDA	$76,344	$103,242	$158,077	$263,299
Add back:
Stock-based compensation expense	8,073	9,246	18,610	19,698
Change in LIFO reserve, net	(1,500)	(3,000)	(1,500)	(3,000)
Net expense (income) related to certain contingent liabilities	—	(4,200)	—	(14,200)
Non-cash foreign currency loss (gain)	1,254	1,724	4,646	745
Market value loss (gain) on equity investments	384	530	772	3,401
Equity method investment loss (gain)	2,251	3,502	4,505	9,437
Debt amendment expenses	—	7,175	—	7,175
Employee & facility strategic initiatives	—	—	15,459	—
Other loss (gain), including sales of PP&E	209	(9,533)	(5,772)	(10,951)
Adjusted EBITDA	$87,015	$108,686	$194,797	$275,604

Adjusted EBITDA is a non-GAAP performance measure included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit) and depreciation and amortization adjusted for certain unusual items and other one-time items. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2025 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2024.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.